Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar to Add $726 Million of Managed Assets

through Acquisition of Investment Manager

NewStar has agreed to acquire Fifth Street’s middle market CLO management business

•	Signed definitive agreement to acquire Fifth Street CLO Management LLC (“FSCM”), including contracts to manage two middle market CLOs and certain retained interests in the CLOs required to comply with risk retention rules

•	FSCM was established in 2015 to specialize in credit-oriented investment strategies focused on middle market bank loans held in funds employing leverage through the issuance of CLOs

•	Acquisition will add $726 million to assets under management, increasing total pro forma AUM to approximately $7.3 billion

•	Transaction is expected to close in the third quarter of 2017 and be accretive to earnings per share in 2017

BOSTON, MA July 7, 2017 — NewStar Financial Inc. (Nasdaq: NEWS) (“NewStar” or the “Company”) announced today that it has agreed to acquire Fifth Street CLO Management LLC (“FSCM”), a wholly-owned subsidiary of Fifth Street Holdings L.P., an affiliate of Fifth Street Asset Management, Inc. (“Fifth Street” or “FSAM”) (NASDAQ: FSAM), a publicly-traded credit-focused asset management firm based in Greenwich, Connecticut. The estimated purchase price is approximately $16 million, net of $13 million of assumed indebtedness and will be subject to adjustment up or down based on certain working capital items as of the closing of the transaction. The acquisition will add approximately $726 million to NewStar’s assets under management, increasing total pro forma AUM to approximately $7.3 billion. The transaction is expected to close in the third quarter of 2017, subject to certain investor consents and other closing conditions set forth in the purchase agreement between Fifth Street Holdings L.P. and NewStar. The transaction is expected to be accretive to earnings per share in 2017.

FSCM was formed in 2015 by Fifth Street to manage its middle market CLO business. FSCM currently manages two CLOs backed by middle market loans and holds certain interests in its sponsored CLOs primarily to comply with regulatory risk retention requirements.

Over the past eighteen months, NewStar has focused on expanding its asset management platform by launching new managed funds, acquiring investment management platforms and increasing its investment activity. This transaction is the Company’s second acquisition adding to its managed assets and represents another important step in that strategy. The acquisition is highly complementary to the Company’s existing middle market direct lending business and provides balance to its overall asset management platform, increasing pro forma fee-paying AUM to $4 billion, split evenly between its middle market and liquid credit strategies platforms. The transaction also adds significantly to the Company’s lending capacity, allowing it to better meet the needs of its private equity clients and compete more effectively to lead new direct lending opportunities.

FSCM will become a wholly-owned subsidiary of NewStar and the funds will be managed by NewStar’s middle market investment team. The transaction is expected to add more than $2.5 million to the Company’s run-rate fee revenue and will serve as a further catalyst to the growth of NewStar’s asset management activities.

“This acquisition is consistent with our strategy to expand our asset management activities in ways that add to our value proposition for institutional investors and leverage our core strengths in direct lending, securitization and credit management. This transaction also provides an attractive way to diversify our business mix, adding to fee revenue and accelerating improvement in equity returns,” said NewStar’s Chairman and Chief Executive Officer Tim Conway.

“The transaction is expected to be accretive to earnings in 2017, adding predictable fee revenue derived from long-term CLO management contracts” added John Bray, NewStar’s Chief Financial Officer. “We were able to complete thorough due diligence and the terms of the transaction worked well for all parties.”

Seward & Kissel LLP served as legal counsel and GreensLedge Capital Markets LLC advised NewStar on the transaction.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (Nasdaq:NEWS) is an internally-managed commercial finance company with $6.6 billion of assets managed across two complementary business lines — middle market direct lending and asset management. The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options to fund working capital, growth strategies, acquisitions and recapitalizations. Through its asset management platforms, NewStar also offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. NewStar is headquartered in Boston MA and has regional offices in Chicago IL, Darien CT, and New York NY. Please visit our website at www.newstarfin.com for more detailed information.

Forward-Looking Statements:

This press release contains forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to, the likelihood that the transaction is consummated on a timely basis or at all, including whether the conditions required to complete the transaction will be met, realization of the expected benefits of the transaction, and NewStar’s expected return and planned growth for the asset management business following the closing of the transaction. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to future events that could affect FSCM’s investment performance and level of fee-paying assets under management. Additional information about the economic, competitive, regulatory and other factors that may affect NewStar’s operations is set forth in Item 1A, “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2016, as supplemented by any “Risk Factors” contained in its Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

NewStar Financial, Inc.

Robert K. Brown

617.848.2558

rbrown@newstarfin.com